Exhibit 99.1                         LIFECELL

NEWS RELEASE                                        FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven  T.  Sobieski                                Kevin  McGrath
Chief  Financial  Officer                           Cameron  Associates
(908)  947-1106                                     (212)  245-8800
ssobieski@lifecell.com                              kevin@cameronassoc.com
----------------------                              ----------------------


              LIFECELL REPORTS RECORD SECOND QUARTER 2004 RESULTS;
                      PRODUCT REVENUES UP 58% IN THE QUARTER

BRANCHBURG,  NJ,  JULY 22, 2004 -- LifeCell Corporation (NASDAQ: LIFC), a leader
                                                                 ----
in the development and commercialization of products made from human (allograft) tissue for use in reconstructive, urogynecologic and orthopedic surgical procedures, today reported financial results for its second quarter ended June 30, 2004.

SECOND  QUARTER  2004  RESULTS
------------------------------

Total revenues for the second quarter were $15.1 million as compared to $9.7 million for the second quarter of 2003. Product revenues of $14.5 million for the quarter were 58% above the $9.1 million reported for the same period in 2003. The increase in product revenue was primarily due to a significant increase in the demand for the Company's flagship reconstructive surgical product, AlloDerm(R) Regenerative Tissue Matrix, which increased 89% to $10.3 million in the quarter compared to $5.5 million in the second quarter of 2003. Revenues from the Company's other reconstructive products were $868,000, down from $1.0 million in the second quarter of 2003. Repliform(R) revenues decreased in the quarter to $1.8 million from $2.3 million in the same quarter in 2003. Orthopedic product revenues, which include Graft Jacket(R) and AlloCraft(TM) DBM, increased to $1.5 million in the quarter from $353,000 in the second quarter of 2003. Graft Jacket revenues represented approximately $1.0 million of total orthopedic product revenues in the current year quarter.

Paul Thomas, LifeCell's President and Chief Executive Officer commented, "Our record performance in the first half of this year continues to be driven by unprecedented demand for AlloDerm, specifically in surgical procedures to repair challenging hernias, and increasing use of our orthopedic products."

Operating income for the second quarter of 2004 rose to $1.7 million compared to operating income of $475,000 in the second quarter of 2003. Operating margin in the quarter improved to 11% compared to 5% in prior year second quarter.

"In 2004 the Company started reporting fully-taxed earnings, although it is not required to pay income taxes due to net operating loss carryforwards and tax credits," commented Steven Sobieski, Vice President of Finance and Chief Financial Officer.

Net income for the second quarter of 2004 was $1.0 million, or $.03 per diluted share compared to prior-year adjusted net income of $273,000, or $.01 per diluted share. The adjusted net income for 2003 assumes the Company was required to report fully-taxed earnings at a 40% tax. The reported net income prepared in accordance with Generally Accepted Accounting Principles ("GAAP") for the quarter ended June 30, 2003 was $380,000, or $.01 per diluted share. A reconciliation of 2003 GAAP net income to adjusted net income is included in the attached financial tables.

                                     -more-

YEAR-TO-DATE  2004  RESULTS
---------------------------

Total revenues for the first six months ended June 30, 2004 were $28.9 million as compared to $18.7 million for the same period in 2003. Product revenues of $27.8 million were 57% above the $17.7 million reported for the first six months of 2003. The increase in product revenue was primarily due to a significant increase in the demand for the Company's AlloDerm products which increased 90% to $19.5 million in the six months compared to $10.2 million in the first six months of 2003. Revenues from the Company's other reconstructive products were $1.9 million, down from $2.2 million in the first six months of 2003. Repliform revenues were $3.7 million in the first six months of 2004 compared to $4.7 million in the same period in 2003. Orthopedic product revenues, which include Graft Jacket and AlloCraftDBM, increased to $2.7 million, up from $561,000 in the first six months of 2003. Graft Jacket revenues represented approximately $1.8 million of total orthopedic product revenues in the current year.

Net income for the first six months of 2004 was $1.9 million, or $.06 per diluted share compared to prior-year adjusted net income of $491,000, or $.02 per diluted share. The adjusted net income for 2003 assumes the Company was required to report fully-taxed earnings at a 40% tax rate and also excludes a tax benefit recorded in the prior year related to the sale of state tax net operating losses. The reported net income prepared in accordance with Generally Accepted Accounting Principles ("GAAP") for the six months ended June 30, 2003 was $942,000, or $.04 per diluted share. A reconciliation of 2003 GAAP net income to adjusted net income is included in the attached financial tables.

2004  FINANCIAL  OUTLOOK
------------------------

The Company reaffirms its previously stated full-year 2004 financial guidance of total revenues in the range of $55 million to $59 million in 2004. Product revenues for 2004 are expected to be in the range of $53 million to $57 million. Revenue mix by market is expected to be approximately 76% reconstructive, 12% orthopedic and 12% urogynecology. The Company's 2004 operating income target is $5.7 million to $6.7 million. Assuming a 40% effective income tax rate, the Company expects to report net income for 2004 in the range of $3.5 million to $4.0 million, or between $0.11 and $0.13 per diluted share based on its current outstanding shares.

CONFERENCE  CALL
----------------

As previously announced, the Company will host a live conference call today at 11:00 a.m. Eastern. The dial-in number for the live call is 877-297-4509 (domestic) / 973-935-2401 (international). A simultaneous webcast of the call will be available via LifeCell's website at www.lifecell.com Corporate
                                                   ----------------
Information - Investor Relations. The call will be archived on the Company's website for twelve months.

A recording of the call will be available from 1:00 p.m. Eastern on July 22, 2004 until 11:59 p.m. Eastern on July 25, 2004. The dial-in number to listen to the recording is 877-519-4471 (domestic) / 973-341-3080 (international). The replay passwords are: Account # 1628 / Conference ID # 4968685.

ABOUT  LIFECELL
---------------

LifeCell is a leader in the development and commercialization of products made from human (allograft) tissue for use in reconstructive, urogynecologic and orthopedic surgical procedures. The Company's patented tissue processing technology produces a unique regenerative tissue matrix - a complex three dimensional structure that contains proteins, growth factor binding sites and vascular channels - that provides a complete template for the regeneration of normal human tissue. LifeCell currently markets a broad range of products:
AlloDerm(R), regenerative tissue matrix for reconstructive surgical procedures and skin grafting for burn patients through LifeCell's direct sales organization and for periodontal surgery through BioHorizons, Inc.; Cymetra(R), a version of AlloDerm in particulate form, through LifeCell's direct sales organization; Repliform(R), regenerative tissue matrix for urogynecologic procedures, through a

                                     -more-
marketing agreement with Boston Scientific; GraftJacket(R), regenerative tissue matrix for orthopedic applications, through a distribution agreement with Wright Medical Group; and AlloCraft(TM)DBM, regenerative tissue matrix for bone grafting, through a marketing agreement with Stryker Corporation. The Company's ongoing product development programs include the application of its tissue matrix technology to vascular and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit the LifeCell website at www.lifecell.com.
                                                               ----------------

FORWARD-LOOKING  STATEMENTS
---------------------------

The financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-Q report for the quarter ended June 30, 2004. This release also contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's outlook for 2004 operating results. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

NON-GAAP  FINANCIAL  INFORMATION
--------------------------------

The table below reconciles as reported GAAP net income to adjusted non-GAAP net income for the three months and six months ended June 30, 2003. The Company includes non-GAAP financial information as a supplement to GAAP financial information to enhance the overall understanding of the Company's financial performance and to assist investors in evaluating the Company's results of operations, period over period.

     RECONCILIATION OF 2003 GAAP NET INCOME TO ADJUSTED NON-GAAP NET INCOME


                                                       (UNAUDITED)          (UNAUDITED)
                                                    THREE MONTHS ENDED    SIX MONTHS ENDED
                                                      JUNE 30, 2003        JUNE 30, 2003
                                                   --------------------  ------------------
Net income, as reported (GAAP)                     $            380,000  $         942,000
Reversal of net tax provision (benefit) recorded                 75,000           (123,000)
                                                   --------------------  ------------------

Income before taxes, as reported                                455,000            819,000
Tax provision assuming a 40% tax rate                           182,000            328,000
                                                   --------------------  ------------------

Adjusted net income (Non-GAAP)                     $            273,000  $         491,000
                                                   --------------------  ------------------

Adjusted net income per common share:
    Basic                                          $               0.01  $            0.02
                                                   ====================  ==================
    Diluted                                        $               0.01  $            0.02
                                                   ====================  ==================
Shares used in computing adjusted
    net income per common share:
    Basic                                                    21,336,000         21,313,000
                                                   ====================  ==================
    Diluted                                                  25,467,000         25,077,000
                                                   ====================  ==================

                                     -more-

                                      LIFECELL CORPORATION
                                      FINANCIAL HIGHLIGHTS
                                          (Unaudited)

                                              THREE MONTHS ENDED          SIX MONTHS ENDED
STATEMENT OF OPERATIONS DATA:                      JUNE 30,                   JUNE 30,
                                           -------------------------  -------------------------
                                              2004          2003         2004          2003
                                           -----------  ------------  -----------  ------------
Revenues:
  Product revenues                         $14,453,000  $ 9,143,000   $27,798,000  $17,728,000
  Research grant revenues                      650,000      537,000     1,058,000      947,000
                                           -----------  ------------  -----------  ------------
    Total revenues                          15,103,000    9,680,000    28,856,000   18,675,000
                                           -----------  ------------  -----------  ------------

Costs and Expenses:
  Cost of products sold                      4,509,000    2,820,000     8,627,000    5,360,000
  Research and development                   1,922,000    1,224,000     3,303,000    2,483,000
  General and administrative                 1,873,000    1,457,000     3,757,000    2,778,000
  Selling and marketing                      5,097,000    3,704,000    10,038,000    7,201,000
                                           -----------  ------------  -----------  ------------
    Total costs and expenses                13,401,000    9,205,000    25,725,000   17,822,000
                                           -----------  ------------  -----------  ------------

Income from operations                       1,702,000      475,000     3,131,000      853,000

Interest and other income (expense), net        41,000      (20,000)       84,000      (34,000)
                                           -----------  ------------  -----------  ------------

Income before income taxes                   1,743,000      455,000     3,215,000      819,000

Provision (benefit) for income taxes           697,000       75,000     1,286,000     (123,000)
                                           -----------  ------------  -----------  ------------

Net income                                 $ 1,046,000  $   380,000   $ 1,929,000  $   942,000
                                           ===========  ============  ===========  ============

Net income per common share:
  Basic                                    $      0.04  $      0.02   $      0.07  $      0.04
                                           ===========  ============  ===========  ============
  Diluted                                  $      0.03  $      0.01   $      0.06  $      0.04
                                           ===========  ============  ===========  ============
Shares used in computing
  net income per common share:
  Basic                                     27,405,000   21,336,000    26,555,000   21,313,000
                                           ===========  ============  ===========  ============
  Diluted                                   32,037,000   25,467,000    31,628,000   25,077,000
                                           ===========  ============  ===========  ============


                                                                        JUNE 30,   DECEMBER 31,
                                                                      -------------------------
SELECTED BALANCE SHEET DATA:                                              2004         2003
                                                                      -----------  ------------
Cash, cash equivalents and investments                                $21,749,000  $18,520,000
Receivables, net of allowance                                           8,909,000    5,876,000
Inventories                                                             7,981,000    8,830,000
Accounts payable & accrued liabilities                                  6,645,000    5,592,000
Working capital                                                        34,878,000   23,283,000
Total assets                                                           63,140,000   58,273,000
Total debt obligations                                                          -            -
Total stockholders' equity                                             56,301,000   52,379,000

                                    - ### -